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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY
                          ---------------------------

1.   First Alliance Mortgage Company, a California company

2. First Alliance Mortgage Company Limited, a corporation organized under the laws of the United Kingdom

3. First Alliance Company Limited, a corporation organized under the laws of the United Kingdom